CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-205349) of Century Communities, Inc. and related Prospectuses for the registration of common stock, preferred stock, and debt securities, warrants, and/or units; and

(2) Registration Statement (Form S-8 No. 333-197353) and related Prospectus for the registration of common stock issued and/or to be issued to eligible participants under the Century Communities, Inc. First Amended & Restated 2013 Long-Term Incentive Plan;

of our report dated February 14, 2017, with respect to the consolidated financial statements of Century Communities, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Denver, Colorado

February 14, 2017